EXHIBIT 20
March 15, 2010
Dear Shareholder:
The Board of Directors suspended the dividend for the first quarter of 2010. Our Board made this decision after long and careful consideration in order to preserve capital in these uncertain economic times.
Comm Bancorp, Inc. and Community Bank & Trust Company remain well-capitalized by regulatory standards. Our December 31, 2009 issuance of $8 million in subordinated notes further increased our capital and this issuance was oversubscribed.
The Board’s decision to raise additional capital and to suspend our dividend was made after the Bank experienced an increase in problem loans. We are working diligently to resolve this issue. On a positive note, our investment portfolio has not been adversely impacted by the economic downturn.
The Board recognizes the importance of dividends to our shareholders. We have paid and indeed have increased our dividend on a consistent basis over the years. With this in mind, it was very difficult for the Board to make this decision. The Board and management are committed to returning the institution to its past financial performance in order to allow us to revisit this decision to suspend dividend payments.

Sincerely,
/s/ William F. Farber, Sr.
The Board of Directors of Comm Bancorp, Inc.
William F. Farber, Sr., Chairman of the Board, President and Chief Executive Officer

This letter includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this release includes forward-looking statements regarding Comm Bancorp’s capital retained as a result of the non-payment of a dividend and Comm Bancorp’s expectations regarding future changes to the dividend. These statements are subject to certain risks and uncertainties including risks relating to Comm Bancorp’s ability to find qualified borrowers, changes in consumer confidence, changes in general economic climate, unforeseen action taken by regulators and the other risks set forth in Comm Bancorp’s filings with the Securities and Exchange Commission. Comm Bancorp encourages readers of this letter to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. Comm Bancorp does not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.